AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2019
 Registration No. 333-212249

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

HERTZ GLOBAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	61-1770902 (I.R.S. Employer Identification No.)

8501 Williams Road
Estero, Florida	33928
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan
(Full title of the plan)

M. David Galainena
Executive Vice President, General Counsel and Secretary
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928
(Name and address of agent for service)

(239) 301-7000
(Telephone Number, including area code, of agent for service)

 Copy to:

Gregory Pryor
Dov Gottlieb
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Tel: (212) 819-8200
Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On June 24, 2016, Hertz Global Holdings, Inc. (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (File No. 333-212249) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register 9,850,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), for issuance or sale pursuant to the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the “Plan”). On March 29, 2019, the Company’s board of directors (the “Board”) approved, subject to stockholder approval, certain amendments to the Plan (as amended, the “Amended and Restated Plan”). The amendments include, among other things, an increase in the number of shares of Common Stock issuable under the Plan by 2,490,000 shares, changes to provisions regarding share recycling and minimum vesting and an extension in the term of the Plan. At the Company’s 2019 annual meeting of stockholders held on May 24, 2019 (the “Approval Date”), the Company’s stockholders approved the Amended and Restated Plan.

Under the Amended and Restated Plan, any shares of Common Stock previously registered under the Registration Statement underlying outstanding awards, available for grant or subject to forfeiture or termination under the Plan immediately prior to its amendment and restatement on the Approval Date (and any shares of Common Stock available for issuance pursuant to Distribution Awards as defined in Plan) will become available for issuance under the Amended and Restated Plan. No additional shares of Common Stock are being registered hereby. The Company is registering on a separate registration statement on Form S-8 the 2,490,000 shares added to the Amended and Restated Plan on the Approval Date.

Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, the Company is filing this post-effective amendment no. 1 to the Registration Statement (the “Post-Effective Amendment No. 1”) to disclose the amendments to the Plan . This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. All other items of the Registration Statement are incorporated herein by reference without change.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Amended and Restated Plan and as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

1.
the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 25, 2019 (the “Annual Report”), including the portions of the Company’s definitive proxy statement on Schedule 14A filed with SEC on April 5, 2019 incorporated by reference in the Annual Report;

2.	the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 7, 2019;
3.	the Company’s current reports on Form 8-K filed with the SEC on January 2, 2019, March 7, 2019, March 25, 2019 and May 24, 2019; and
4.	the description of the Company’s Common Stock contained in Item 11 of Amendment No. 5 to the Company’s registration statement on Form 10, filed with the SEC on June 2, 2016.

In addition to the foregoing, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to date hereof and prior to the filing of a post-effective amendment to the Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, no information is incorporated by reference herein where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference herein.
Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.

Article Fifth, Section (f) of the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article Fifth, Section (g) of the Company’s Amended and Restated Certificate of Incorporation provides further that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by the DGCL, as the same exists or may be amended. The Company is only obligated to indemnify or advance expenses to a director of the Company in respect of an action, suit or proceeding instituted by such director if it has been authorized by the Company’s Board.

Section 6.01 of the Company’s Amended and Restated By-Laws (the “By-laws”) provides that: the Company shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of the By-laws, the Company shall not be obligated to indemnify a director or officer of the Company in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the Board.

Section 6.04 of the By-laws provides that the Company shall advance expenses (including attorney’s fees) incurred by a present or former director or officer of the Company in defending any civil, criminal, administrative or investigative proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the Company. Section 6.01 of the By-laws provides that the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company maintains officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

The Company has entered into indemnification agreements with each of its directors and certain of its officers providing the directors or officers contractual rights to indemnification, expense advance provided by its By-laws, and contractual rights to additional indemnification as provided in the indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.3
Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc., effective June 30, 2016 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company (File No. 001-37665), as filed on July 7, 2016).

4.4
Amended and Restated By-laws of Hertz Global Holdings, Inc., effective June 30, 2016 (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of the Company (File No. 001-37665), as filed on July 7, 2016).

5.2	Opinion of White & Case LLP.

23.3	Consent of White & Case LLP (contained in Exhibit 5.2).

23.4	Consent of PricewaterhouseCoopers LLP.

24.2	Power of Attorney (included on the signature page hereto).

99.1
Amended and Restated Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (Incorporated by reference to Annex B to the Proxy Statement on Form DEF14A of the Company (File No. 001-37665), as filed on April 5, 2019).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Estero, State of Florida on May 24, 2019.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Jamere Jackson
Name:	Jamere Jackson
Title:	Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kathryn V. Marinello, Jamere Jackson and Eric Esper, each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this Post-Effective Amendment No. 1, including, without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including, without limitation, state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including, without limitation, state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry R. Keizer	Independent Non-Executive Chairman of the Board of Directors	May 24, 2019
Henry R. Keizer

/s/ Kathryn V. Marinello	President and Chief Executive Officer, Director (Principal Executive Officer)	May 24, 2019
Kathryn V. Marinello

/s/ Jamere Jackson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 24, 2019
Jamere Jackson

/s/ Eric Esper	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 24, 2019
Eric Esper

/s/ David A. Barnes	Director	May 24, 2019
David A. Barnes

/s/ SungHwan Cho	Director	May 24, 2019
SungHwan Cho

/s/ Vincent J. Intrieri	Director	May 24, 2019
Vincent J. Intrieri

/s/ Anindita Mukherjee	Director	May 24, 2019
Anindita Mukherjee

/s/ Daniel A. Ninivaggi	Director	May 24, 2019
Daniel A. Ninivaggi

/s/ Kevin M. Sheehan	Director	May 24, 2019
Kevin M. Sheehan